                                                                  EXHIBIT 10(AA)


                       [BANK ONE CORPORATION letterhead]


                                                        March 1, 2000


VIA FEDERAL EXPRESS
-------------------

Mr. William P. Boardman
Vice Chairman
BANK ONE CORPORATION

Dear Bill:

This letter will set forth the agreement between you and BANK ONE CORPORATION (the "Corporation"), as approved by the Corporation's Board of Directors on January 18, 2000 and February 15, 2000, with respect to certain post-retirement benefits and stock entitlements. This letter will supercede all prior written or oral agreements pertaining to your continued employment with the Corporation and all of its subsidiaries (collectively, "Bank One") or the termination thereof, including the letter agreements dated August 3, 1994 and December 18, 1999, but excluding (a) the Change of Control Employment Agreement between you and the Corporation effective October 1, 1999 (the "COC Agreement"), and (b) the Executive Management Separation Plan (as augmented in the memorandum dated February 16, 2000 from me to you and other members of the Management Committee), under which plan you will be eligible for benefits only if you are not eligible for retirement benefits under this agreement.

Bank One's Obligations
----------------------

If you remain actively employed by Bank One until the date you attain age 60, or if your employment with Bank One terminates before that date (a) under circumstances which would entitle you to termination benefits under the COC Agreement, or (b) at the initiation of the Corporation for a reason other than "cause," then upon your termination of employment:

     1) You will be entitled to an aggregate retirement benefit from Bank One (from all sources, including the qualified and nonqualified pension plan, the supplemental executive retirement plan and the COC Agreement, if applicable) of $525,000 per year for your life, payable monthly beginning on the first day of the month following the date your employment terminates. This benefit will be subject to applicable withholding taxes and may be paid at your election in an

                                                         Mr. William P. Boardman
                                                                   March 1, 2000
                                                                          Page 2


          actuarially equivalent amount in any form then available under the qualified pension plan, subject to completion of required election forms.

     2) From the date of your termination of employment until the date you attain age 65 (or in the event of your death before age 65, the date your surviving spouse attains age 65), Bank One will reimburse you on an after-tax basis for the difference between the monthly contribution you pay (reduced by any post-retirement medical subsidy to which you are entitled) to maintain retiree medical coverage under the Bank One Medical Plan or any successor plan, and the amount you would have been required to pay for the same coverage as an active employee.

     3) All stock options of the Corporation outstanding to you as of January 18, 2000 will become fully exercisable on the date your employment terminates and will remain exercisable for a period of ten years after that date, or until the option expiration date, if earlier. The restrictions on all restricted stock of the Corporation outstanding to you as of January 18, 2000 will lapse on the date your employment terminates. Any ordinary annual awards of stock options or restricted stock made to you after January 18, 2000 will provide by their terms for full vesting and ten-year post-retirement exercise periods, in the case of options, and the lapse of all restrictions, in the case of restricted shares, upon your retirement at or after age 60, or before age 60 in the event of a change of control or a Corporation-initiated termination as described above. (These provisions shall not be included in any special or extraordinary stock awards, such as the special retention stock options covering 147,300 shares granted to you on February 15, 2000.)

You will not be entitled to any of the foregoing benefits under this agreement if you voluntarily resign or if your active employment (which does not include any pay continuation or severance period) terminates before age 60 for any reason other those set forth above in clauses (a) and (b) under "Bank One's Obligations," above. "Cause" means a material violation of the Corporation's code of ethics or gross negligence, willful misconduct, fraud or dishonesty, as determined by the Organization, Compensation and Nominating Committee of the Board of Directors of the Corporation.

Upon the sale of your house in Wilmington, (a) the Corporation will reimburse you on an after-tax basis for the amount, if any, by which your capital investment in the house (purchase price plus reasonable capital improvements) exceeds the sale price on the house; or (b) you will pay the Corporation the amount, if any, by which the sale price of the house exceeds your capital investment in the house. Your anticipated capital investment in the house is less than $800,000.

                                                         Mr. William P. Boardman
                                                                   March 1, 2000
                                                                          Page 3


Following the termination of your employment, you will continue to be indemnified, defended and held harmless against judgments, fines and reasonable expenses, including attorney's fees incurred by you in any lawsuit or threatened lawsuit in which you are involved by reason of the fact that you were an officer or employee of the Corporation, to the maximum extent permitted by the Corporation's by-laws and certificate of incorporation.

Your Obligations
----------------

In addition to the fiduciary and other obligations you will have as a former officer and director of the Corporation, the following will apply upon termination of your employment under circumstances which entitle you to the retirement benefits as set forth above:

     1) Following the termination of your employment with Bank One, you will continue to hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data related to Bank One which is or was obtained by you during your employment with Bank One and which does not become public knowledge (other than by your acts or the acts of your representatives). You will not, without the prior written consent of the Corporation or as otherwise required by law, communicate or divulge such information to anyone other than the Corporation and those designated by it. In addition, you will not make any public statements, encourage others to make public statements or release any information intended to disparage the Corporation or any of its subsidiaries or any of their respective officers or directors.

     2) For twelve months after the date your employment terminates, you will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control or be connected as an officer, director, consultant or otherwise with any business engaged in the financial services business which is in material competition with the businesses conducted by Bank One. This paragraph shall not prohibit you from engaging in the activities of an investment banker or consultant to an investment banking firm.

     3) For twelve months after the date your employment terminates, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity solicit for employment or employ any person then employed by Bank One.

     4) Following the termination of your employment, you will assist the Corporation in any investigation, litigation or threatened litigation related to any matter in which you were involved or of which you have knowledge as a result of your employment with Bank One. The Corporation will reimburse you for all

                                                         Mr. William P. Boardman
                                                                   March 1, 2000
                                                                          Page 4

          reasonable out-of-pocket expenses associated with such assistance, including travel expenses.

This agreement will be binding upon and inure to the benefit of you and the Corporation and your respective heirs, successors, and assigns.

Please indicate below your agreement with and acceptance of the foregoing terms,

                                         Sincerely,

                                         /s/

BANK ONE CORPORATION


By:  /s/ Timothy P. Moen
     --------------------------
     Timothy P. Moen
     Executive Vice President

As of 8th day of March, 2000, I have reviewed, am in full agreement with and accept the foregoing agreement.



                                 /s/ William P. Boardman
                                 ---------------------------
                                        William P. Boardman

cc:  John R. Hall
     Verne G. Istock